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EXHIBIT 99.1

Press Release

SOURCE: Andrew Corporation

Andrew Corporation to Acquire Celiant Corporation in $470 Million Transaction, Enhancing Position as Market Leader in the Wireless Infrastructure Industry

Combined Company Will Have Unparalleled Product Offering, Strong Financial Profile and Accelerated Revenue Growth

        ORLAND PARK, Ill. and WARREN, N.J., Feb. 19 /PRNewswire-FirstCall/—Andrew Corporation (Nasdaq: ANDW—news) and Celiant Corporation today announced that they have entered into a definitive agreement under which Andrew will acquire Celiant in a $470 million transaction that would enhance its position as the market leader in wireless subsystems infrastructure products. The addition of Celiant's world-class engineering capabilities and considerable strength in single- and multi-carrier power amplifiers and RF solutions significantly enhances Andrew's existing strength in power amplifiers. As a result, Andrew will become the world's largest independent supplier of power amplifiers and, with its other products, including coaxial cables and antennas, will have the broadest offering of products that support traditional TDMA, GSM and CDMA wireless standards, as well as emerging 3G technologies. Global wireless service providers and OEMs will have a unique "one-stop shopping" partner that provides a complete RF subsystems solution.

        Andrew expects that the transaction will be accretive to its earnings in the first year following completion of the integration of Celiant, before the amortization of intellectual property and a supply contract.

        Significant operational synergies and cost savings due to the elimination of duplicate expenses and corporate functions could result in benefits of nearly $20 million in the first year following completion of the integration of the companies, and should approach $30 million in subsequent years.

        This transaction will add to Andrew's unparalleled operational and financial strength to meet the demand for wireless subsystem infrastructure that will be created by the significant growth in global wireless usage that is expected during the next several years. With combined 2002 annualized R&D spending of more than $75 million and the addition of Celiant's strong intellectual property, Andrew will be uniquely positioned to expand its considerable technological leadership. It will have pro forma revenues of $1.2 billion for the twelve months ended December 31, 2001, with a more diversified product mix, and accelerated long-term revenue growth potential. Following the transaction Andrew will continue to have a strong balance sheet, giving it the financial flexibility to continue to execute its business strategy.

        Under terms of the agreement, which was unanimously approved by the boards of directors of both companies, Andrew will acquire Celiant for total consideration of approximately $469.8 million, including $203.1 million in cash and 16,278,805 Andrew shares, which are valued at $266.6 million based on their closing price on Friday, February 15, 2002. Andrew plans to fund the transaction with cash on hand and available lines of credit. Following completion of the transaction, which is expected in the second quarter of 2002, Andrew's current stockholders will own approximately 83% of the combined company and Celiant's stockholders, primarily New Venture Partners LLC, of New

Providence, New Jersey, and Pequot Capital Management, Inc., of Westport, Connecticut, will own approximately 17%. Celiant, which was spun out of the Mobility Solutions and Bell Labs units of Lucent Technologies (NYSE: LU—news) in June 2001 by management of New Venture Partners, while that entity was part of Lucent, will become a wholly owned subsidiary of Andrew.

        Floyd English, Chairman, President and Chief Executive Officer of Andrew, will serve as Chairman and Chief Executive Officer of the combined company. Ralph Faison, President and Chief Executive Officer of Celiant, will become Andrew's President and Chief Operating Officer.

        Dr. English said: "The combination of Andrew and Celiant is a significant event for our companies, our industry and, in turn, our customers. Through the addition of Celiant's world-class capabilities in power amplifiers and RF solutions, and its deep heritage of innovation, Andrew will be a leader in RF subsystems to the wireless infrastructure industry. The $20 billion wireless infrastructure market is projected to grow at a compounded annual growth rate of at least 20%. Our expanded technological leadership will enable us to maximize our support to our customers, increase design wins and customer penetration, improve our time-to-market advantage and drive continuing integration with the base station. With this acquisition we will be able to move closer to our goal, set in 1998, to add $500 million in sales from new products and markets by the end of 2002.

        "Most importantly, Celiant's people will become an important part of Andrew's future. I look forward to working with Ralph Faison, his management team and the rest of Celiant's organization to realize the considerable value of our combined company—to stockholders, customers and employees—in the rapidly growing wireless subsystem infrastructure market," Dr. English concluded.

        Mr. Faison added: "This merger accomplishes three of Celiant's key objectives simultaneously. We will dramatically expand our customer base to include the leading wireless systems providers, all of which are currently served by Andrew. We will integrate our power amplifiers into Andrew's comprehensive RF wireless subsystem infrastructure product offering. And, as part of a well-capitalized, publicly traded company, we will be supported by an even stronger market, customer and financial platform. In short, this is an outstanding opportunity for everyone associated with Celiant and we look forward to a fulfilling future as part of Andrew."

        Mr. Faison and Jerry Poch, Celiant's Chairman and a Managing Director of Pequot Capital, will join Andrew's Board of Directors following completion of the transaction, which is subject to certain regulatory approvals and customary closing conditions.

        Mr. Poch said: "Strategically, we believe this merger will bring value to all parties and create new opportunities for Andrew to expand its reach within the wireless market. We are excited about being a long term investor in and advisor to Andrew."

        Morgan Stanley acted as financial advisor to both Andrew and Celiant. Bear, Stearns & Co. Inc. also provided advice and a fairness opinion to Andrew's Board of Directors.

Conference Call Information

        Andrew and Celiant will hold a conference call and webcast to discuss the transaction TODAY, Tuesday, February 19, at 8:00 am ET. To participate in the call please dial (800) 210-9006 at least ten minutes prior to the call. To access the webcast, please go to www.Andrew.com. Those unable to participate in the live call can listen to a replay, which will be available from 11:00 am ET today until 12:00 am, February 22. The replay can be accessed by dialing (888) 203-1112 and entering pass code 602454. The replay will also be archived on the Andrew website during that time period.

About Andrew Corporation

        Andrew Corporation is a global leader in the design, manufacture and supply of communications equipment, systems and services. Andrew products and services provide proven solutions for wireless, fixed-line and broadband wireless telecommunication service providers, Internet service providers and broadcasters throughout the world. Founded in 1937, Andrew today is a billion-dollar, multinational corporation with more that 4,700 employees in 29 countries. Andrew is an S&P 500 company whose common stock trades on The Nasdaq Stock Market under the symbol: ANDW. For further information on Andrew's products and services, visit its web site at www.Andrew.com.

About Celiant Corporation

        Headquartered in Warren, N.J., Celiant is a leader in power amplifiers and radio frequency (RF) subsystems for 2G and 3G wireless systems. The technical expertise of Celiant is unmatched in its field, and its products are based on more than 300 owned and licensed patents and patent applications, in power amplifier design, linearization algorithms, radio frequency circuits, and digital signal processing technology. More than 1 million Celiant amplifiers and amplifier modules are already in use in thousands of base stations worldwide. For more information about Celiant Corp., see its web site at www.Celiant.com.

Safe Harbor Statement

        Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company's ability to integrate this acquisition and to realize the synergies and cost savings anticipated from this transaction, the effects of competitive products and pricing, economic and political conditions that may impact customers' ability to fund purchases of our products and services, the company's ability to achieve the costs savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

Contacts:
Andrew Corporation
Media:	Investors:
David Lilly or Hope Sidman	Charles Nicholas
Kekst and Company	Andrew Corporation
(212) 521-4800	(708) 873-2740
Celiant Corporation
David Bikle	Charlstie Laytin
Celiant Corporation	Wilson McHenry Company
908-546-4730 (office)	646-254-7723 (office)
201-826-6345 (mobile)	claytin@wilsonmchenry.com
dbikle@Celiant.com

SOURCE: Andrew Corporation

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EXHIBIT 99.1